Exhibit 10.4

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT, effective as of May 18, 2006 (the “Effective Date”), is by and between REX ENERGY OPERATING CORP., a Delaware corporation with its principal place of business at 1965 Waddle Road, State College, Pennsylvania 16803 (“Rex Energy”) and JACK S. SHAWVER, an individual residing at 5585 N. Sugar Creek Rd., Olney, Illinois 62450 (the “Executive”).

WHEREAS, Rex Energy and the Executive are parties to that certain employment agreement dated June 1, 2005 (the “Original Employment Agreement”); and

WHEREAS, Rex Energy and the Executive desire to amend and restate the Original Employment Agreement and replace it with the following effective as of the Effective Date.

NOW, THEREFORE, to reflect the foregoing and in consideration of the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend and restate the Original Employment Agreement as follows:

Introductory Statement

Rex Energy desires to employ the Executive as its Vice President of Operations – Illinois Basin and the Executive desires to accept such employment with Rex Energy, in compliance with, and upon the terms and conditions set forth in this Agreement.

Therefore, in consideration of the mutual covenants and agreements contained in this Agreement, Rex Energy and the Executive agree as follows:

1.	Employment; Term.

Subject to the terms and conditions set forth in this Agreement, Rex Energy hereby agrees to employ the Executive, and the Executive hereby accepts such employment, for the period beginning on June 1, 2005 and continuing for a period of three (3) years or until the earlier termination of the Executive’s employment as provided in this Agreement.

2.	Duties.

(a) The Executive shall perform such duties and discharge such responsibilities as are commensurate with his position, and as the Board of Directors and/or Chief Executive Officer of Rex Energy (the “Chief Executive Officer”) shall from time to time reasonably direct, recognizing the executive nature and scope of the Executive’s employment. Rex Energy and the Executive agree that, during the term of the Executive’s employment, the Executive shall serve as Vice President of Operations – Illinois Basin of Rex Energy and report to the Chief Executive Officer. The Executive agrees to perform his duties and discharge his responsibilities in a faithful manner and to the best of his ability and to use all reasonable efforts to promote the interests of Rex Energy. The Executive further agrees that, during the term of his employment, he will devote substantially all of his skill, knowledge and business time and attention to the performance of his duties under this Agreement; provided, however, that to the extent it does not materially interfere with the Executive’s performance of, or his ability to perform, any of his duties and obligations under this Agreement, it shall not be a violation of this Agreement for the Executive to (i) serve on any other corporate, civic or charitable boards or committees, if and to the extent approved in advance by the Chief Executive Officer of Rex Energy, which approval will not be unreasonably withheld, and (ii) manage personal investments.

(b) The Executive represents and warrants that he is entering into this Agreement voluntarily and that his employment hereunder and compliance by him with the terms of this Agreement will not conflict with or result in the breach of any agreement to which he is a party or by which he is bound.

3.	Compensation.

(a) During the term of the Executive’s employment under this Agreement, the Executive shall receive an annual base salary of $180,000 (effective July 1, 2006), payable in arrears in equal bi-weekly installments.

(b) During the term of the Executive’s employment under this Agreement, the Executive shall be eligible to receive a monthly performance bonus in an amount equal to $5,000 (the “Monthly Performance Bonus”) for any month in which the average barrels of oil sold per day in such month from oil wells located in the Illinois Basin (the “Average Per Day Production Amount”) equals or exceeds the then current “Target Production Amount” for the periods and in the amounts as provided in the attached Exhibit A.

Attached hereto as Exhibit B is a list of the leases covering the oil wells located in the Illinois Basin in which Rex Energy or its Affiliates have an interest as of May 1, 2005. For purposes of this Agreement, the “Average Per Day Production Amount” shall be determined by a fraction (i) the numerator of which shall be equal to the total number of barrels of oil sold from the production from the oil wells associated with the leases listed on the attached Exhibit B (including any increased oil production resulting from the re-completion or re-working of any of said wells and as such Exhibit B may be amended from time to time in accordance with this section) and (ii) the denominator of which shall be equal to the number of calendar days in the applicable month. The attached Exhibit B shall be appropriately adjusted from time to time in the event that Rex Energy or its Affiliates (i) acquires any additional fee simple or leasehold interest in oil producing properties located in the Illinois Basin or (ii) sells, reduces or otherwise transfers any or all of its interest in any of the leases listed on the attached Exhibit B.

In the event that Rex Energy or its Affiliates sells, reduces or otherwise transfers its interests in any of the leases listed on the attached Exhibit B, the then Target Production

Amount shall be reduced by the average per day production amount of each producing oil well covered by such transferred leasehold interest during the one (1) year period preceding the transfer. In the event one or more new wells are drilled by Rex Energy or its Affiliates in the Illinois Basin after May 1, 2005 (either on the acreage owned by Rex Energy or its Affiliates as of May 1, 2005 or on additional acreage acquired by Rex Energy or its Affiliates after May 1, 2005), the Target Production Amount shall be increased for each new well in the amounts and for each month as indicated on the attached Exhibit C. As an example of the application of Exhibit C, if a new well is drilled on any Illinois Basin Acreage on January 1, 2007, the Target Production Amount of 2,328 for January 2007 shall be increased by 15 barrels of oil, by 14 barrels of oil in February 2007, by 14 barrels of oil in March 2007 and by 13 barrels of oil in April 2007.

The Monthly Performance Bonus, if payable for any month during the term of this Agreement, shall be payable to the Executive monthly, thirty (30) days in arrears.

(c) In addition to the compensation provided for in Section 3(a) of this Agreement, Rex Energy shall pay the following bonus payments to the Executive (hereinafter referred to as the “Quarterly Bonus Payments”) on the following payment dates (the “Payment Dates”):

Payment Date		Amount
June 30, 2005	—	$21,875.00
September 30, 2005	—	$21,875.00
December 31, 2005	—	$21,875.00

The Executive and Rex Energy each acknowledge and agree that the Quarterly Bonus Payments to be paid by Rex Energy to the Executive in accordance with this Section 3(c) shall represent the full and complete consideration remaining payable to the Executive by ERG Illinois, Inc. as a signing bonus installments pursuant to that certain employment offer letter by and between ERG Illinois, Inc. and the Executive dated March 12, 2004.

(d) Rex Energy shall deduct or withhold from all salary and bonus payments, and from all other payments made to the Executive pursuant to this Agreement, all amounts which may be required to be deducted or withheld under any applicable Social Security contribution, income tax withholding or other similar law now in effect or which may become effective during the term of this Agreement.

4.	Other Benefits and Terms.

During the term of the Executive’s employment under this Agreement, the Executive shall be entitled to the following other benefits and terms:

(a) Rex Energy shall provide to the Executive, and the Executive shall be entitled to participate in, any dental, health and medical benefit plans, any pension, profit sharing and retirement plans, and any insurance policies or programs from time to time offered to executive employees who are employed by Rex Energy. These plans, policies and programs are subject to change at the sole discretion of Rex Energy.

(b) The Executive shall be entitled to any other fringe benefit from time to time offered to executive employees of comparable status to the Executive who are employed by Rex Energy. In addition, Rex Energy shall provide the Executive with access and use of a company vehicle.

5.	Vacations.

The Executive shall be entitled to the number of weeks of paid vacation as provided in Rex Energy’s vacation entitlement schedule based upon his years of credited service, as such schedule may be amended from time to time in Rex Energy’s sole discretion. As of the date of this Agreement, the Executive is credited with nine (9) years of service and is currently entitled to three (3) weeks of paid vacation. Any and all vacations of the Executive shall be taken at such times as shall be mutually agreed upon by the Chief Executive Officer and the Executive. Vacation time may not be carried over the subsequent calendar year without prior approval of the Chief Executive Officer, save and except that if the Chief Executive Officer has denied vacation time to the Executive during a calendar year then such vacation time may be carried over to the subsequent calendar year(s).

6.	Reimbursement for Expenses.

Rex Energy shall reimburse the Executive for expenses which the Executive may from time to time reasonably incur on behalf of Rex Energy in the performance of his responsibilities and duties under this Agreement; provided, however, that the Executive shall be required to account to Rex Energy for such expenses in the manner prescribed by Rex Energy. Rex Energy will reimburse the Executive for approved expenses at least monthly. The Executive will be provided with a corporate credit card to be used for authorized expenses, subject to any of Rex Energy’s policies regarding the use of such credit card as may be in effect from time to time.

7.	Confidential Information.

The Executive, in the performance of his duties hereunder, shall take reasonable precautions to safeguard the confidential nature of all Confidential Information (as hereinafter defined) of or belonging to Rex Energy or any Affiliate (as hereinafter defined) and shall take any other precautions with respect thereto which Rex Energy or any Affiliate, in its sole discretion, may reasonably request in writing; provided that the Executive shall have the right to use and disclose the Confidential Information as reasonably required for the performance of his duties on behalf of Rex Energy or any Affiliate and in furtherance of Rex Energy’s best interests. For purposes of this Agreement, “Confidential Information” shall mean all information which is not generally available to the public and which Rex Energy or any Affiliate treats as confidential pertaining to the former business, assets and operations of the business as conducted by Rex Energy or its Affiliates prior to the date of this Agreement, or otherwise pertaining to the business, assets and operations of Rex Energy or any Affiliate, including without limitation trade secrets, technology, financial results and information, processes and techniques, information as to customers, customer lists and suppliers, sales and marketing information, technical production, pricing and cost data, information as to business methods, practices and strategies, and other valuable and confidential information, and all documents, electronic records and other tangible items relating to or containing any such information. For purposes of this Agreement, “Affiliate” shall mean any entity now or hereafter directly or indirectly owned or controlled by Rex Energy, or any entity which now or hereafter directly or indirectly owns or controls Rex Energy, including, but not limited to, Rex Energy Limited Partnership, Rex Energy II Limited Partnership, Rex Energy Alpha Limited Partnership, Rex Energy III Limited Partnership, Douglas Oil & Gas, Inc., Penntex Resources Limited Partnership, Penntex Resources Illinois, Inc., Shaner Resources Limited Partnership, Midland Exploration Limited Partnership, and/or Douglas Westmoreland Limited Partnership.

8.	Non Competition/Non Solicitation.

(a) In consideration of the compensation and other benefits to be paid to the Executive under this Agreement, save and except as provided below in the event that the Executive is terminated for reasons other than for cause (as hereinafter defined), the Executive agrees that, during the term of this Agreement and for a period of one (1) year after (i) the termination of the Agreement or (ii) the end of the last pay period in respect of which the Executive receives any compensation pursuant to the Agreement, the Executive agrees that he shall not directly or indirectly, for his own account or as agent, employee, officer, director, trustee, consultant or shareholder of any person (except for a three percent (3%) interest or less in any publicly traded corporation) or a member of any firm or otherwise, anywhere in the Territory, engage or attempt to engage in any business activity which is the same as, substantially similar to or directly competitive with the business of Rex Energy as conducted by it in the Territory during the term of this Agreement. In the event the Executive is terminated for reasons other than for cause (as hereinafter defined), the Executive shall be subject to the non-competition obligations of this Section 8(a) for the period of time during which the Executive is entitled to receive payments of base salary as provided by Section 11(c) of this Agreement. For purposes of this Agreement, the term “Territory” shall mean anywhere within a two (2) mile radius of any Area of Mutual Interest (“AMI”) or leasehold interest in which Rex Energy or its Affiliates has or had an ownership interest during the term of this Agreement.

(b) In consideration of the compensation and other benefits to be paid to the Executive under this Agreement, the Executive agrees that, during the term of this Agreement and for a period of one (1) year from the date of termination of this Agreement for any reason, the Executive agrees that he shall not, directly or indirectly, for his own account or as agent, employee, officer, director, trustee, consultant or shareholder of any person, or member of any firm or otherwise, (a) employ or solicit the employment of any person who is employed by Rex Energy or any Affiliate within twenty-four (24) months prior to the date of the Executive’s termination, (b) willfully dissuade or discourage any person or entity from using, employing or conducting business with Rex Energy or any Affiliate or (c) intentionally disrupt or interfere with, or seek to disrupt or interfere with, the business or contractual relationship between Rex Energy or any Affiliate and any supplier who during the six-month period preceding the Executive’s termination shall have supplied components, materials or services to Rex Energy or any Affiliate.

9.	Personal Property.

The Executive agrees that Rex Energy or its Affiliates shall own all right, title and interest in and to all information, including without limitation, all Confidential Information, which the Executive receives, conceives, or develops, either alone or with others, during the term of his employment hereunder and which relates to the business of Rex Energy or its Affiliates. Without limiting the generality of the foregoing, all notes, notebooks, memoranda, working papers, graphs, charts, pictures, data, drawings, documents and all other items containing or relating in any way to any such information made, compiled or obtained by the Executive, and all copies thereof, together with all rights associated with ownership of such items (such as copyright, patent, trade secret and other proprietary rights) shall become the property of Rex Energy or its Affiliates, when so made, compiled or obtained, whether or not delivered to Rex Energy or its Affiliates, and shall be held by the Executive in trust for Rex Energy or its Affiliates and shall be delivered to Rex Energy or its Affiliates upon request and, in any event, upon termination of the Executive’s employment hereunder.

10.	Equitable Remedies.

The Executive represents and warrants that he has had an opportunity to consult with his attorney regarding this Agreement, has thoroughly and completely reviewed this Agreement, and fully understands the contents hereof. Furthermore, the Executive acknowledges that (a) a remedy at law for his failure to comply with Sections 7 through 9 of this Agreement may be inadequate and (b) Rex Energy shall be entitled to seek and obtain from a court having jurisdiction specific performance, an injunction, a restraining order or any other equitable relief in order to enforce any such provision. The right to obtain such equitable relief shall be in addition to any other remedy to which Rex Energy is entitled under applicable law (including, but not limited to, monetary damages).

11.	Termination.

(a) This Agreement and the Executive’s employment hereunder shall automatically terminate upon the death or permanent disability of the Executive. “Permanent disability” shall mean that the Executive is unable to substantially perform his duties under this Agreement for a continuous period of six (6) months or for an aggregate of nine (9) months during any twelve (12) month period, as determined by a physician selected by the Board of Directors of Rex Energy (the “Disability Determination Date”) and reasonably satisfactory to the Executive (or if he is unable to act, his wife or eldest child). The Executive agrees that he will cooperate in any reasonable physical examination conducted pursuant to this paragraph. The foregoing is subject to the duty of Rex Energy to provide reasonable accommodation under the Americans with Disabilities Act. Upon the Executive’s death, all of Executive’s accrued but unpaid salary or other benefits accrued as of the date of death, shall immediately be payable to the Executive’s estate. Upon Executive’s permanent disability, the Executive shall receive all accrued but unpaid salary, and any bonus or other benefits accrued as of the Disability Determination Date. In addition, upon the Executive’s permanent disability, the Executive shall be entitled to receive, on the appropriate Payment Date, all unpaid Quarterly Bonus Payments.

(b) Rex Energy may, at its sole option, terminate the Executive’s employment for cause upon written notice to the Executive. For purposes of this Agreement, “cause” for termination means conduct, activities or performance by the Executive which, in the good faith determination of Rex Energy, based upon the information then in its possession, is detrimental to its interests, business, goodwill or reputation. Both the Executive and Rex Energy recognize that it is not possible to describe every circumstance in which “cause” for termination would exist. By way of illustration only, the Executive and Rex Energy agree that “cause” for termination includes, but is not limited to, violation of any law (other than minor traffic offenses); excessive absenteeism; failure or refusal to perform the duties or obligations of the Executive under this Agreement; failure to correct, to Rex Energy’s satisfaction, within fifteen (15) days after written notice to the Executive of such deficiency or deficiencies, any deficiency in the Executive’s performance under this Agreement; violation of the Executive’s confidentiality, noncompetition or nonsolicitation obligations under this Agreement; insubordination; theft or abuse of Rex Energy property or the property of its Affiliates, customers, employees, contractors or business associates; dishonesty; working while intoxicated; violation of Rex Energy’s rules, policies, procedures or practices; abuse of benefits or privileges of employment; unprofessional conduct toward or unlawful discrimination against Rex Energy’s employees, customers, business associates, contractors or visitors; and unauthorized conduct which creates a risk or loss or liability to Rex Energy or damaging its reputation or interests. The provisions of this paragraph shall not and shall not be deemed to affect in any way Rex Energy’s right to terminate the Executive’s employment without cause, upon notice, as provided below. In the event that the Executive’s employment pursuant to this Agreement is terminated for cause, the Executive shall receive all accrued but unpaid salary through the date of termination. The Executive shall be ineligible to receive a Monthly Performance Bonus for the month in which his termination for cause occurs and thereafter. Upon a termination for cause, the Executive shall forfeit the right to receive any Quarterly Bonus Payments that have not yet accrued as of the date of termination.

(c) In the event that the Executive’s employment pursuant to this Agreement is terminated by Rex Energy other than for cause, the Executive shall continue to receive payments of base salary pursuant to Section 3(a) of this Agreement for the lesser period of (i) one (1) year or (ii) the remaining term of this Agreement and, subject to Section 11(e) of this Agreement, any benefits that Employee would have been entitled to under this Agreement for such period. In addition, upon the termination of the Executive for reasons other than for cause, the Executive shall be entitled to receive, on the appropriate Payment Date, all unpaid Quarterly Bonus Payments.

(d) In the event that the Executive’s employment pursuant to this Agreement is terminated as a result of the voluntary termination by the Executive, the Executive shall receive no salary or other benefits pursuant to this Agreement other than accrued but unpaid base salary and accrued benefits. The preceding sentence does not imply or grant any right on the part of the Executive to so voluntarily terminate such employment. Upon the voluntary termination of the

Executive, the Executive shall be entitled to receive (i) all accrued, but unpaid Quarterly Bonus Payments, and (ii) any Quarterly Bonus Payments that have not yet accrued pro-rated to the date of termination.

(e) In the event that the Executive’s employment is terminated for reasons other than for cause or terminated as a result of a voluntary termination by the Executive, the Executive shall be eligible to receive the Monthly Performance Bonus described in Section 3(b) in reference to the month in which the termination of the Executive’s employment occurs, provided that the Executive was employed by Rex Energy or its Affiliates for the period of at least fifteen (15) days during such month.

12.	Participation Rights. [Intentionally Omitted.]

13.	Finder’s Commission. [Intentionally Omitted.]

14.	Failure, Delay or Waiver.

No course of action or failure to act by Rex Energy or the Executive shall constitute a waiver by such party of any right or remedy under this Agreement, and no waiver by either party of any right or remedy under this Agreement shall be effective unless made in writing.

15.	Severability.

Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be enforceable under the applicable law. However, if any provision of this Agreement shall be deemed unenforceable under the applicable law by a court having jurisdiction, such provision shall be unenforceable only to the extent necessary to make it enforceable without invalidating the remainder thereof or any of the remaining provisions of this Agreement. Without limiting the foregoing, the Executive acknowledges and agrees that, if any part of the covenants contained in Sections 7 through 9 is deemed to be overbroad or void as against public policy, such invalid portion shall be severable from such covenants and, upon such event, the Executive requests that such covenant be reformed (“blue-penciled”) to permit Rex Energy and the Affiliates to obtain the maximum permissible benefit from such covenants.

16.	Notice.

All written communications to a party required hereunder shall be in writing and (a) delivered in person (to be effective when so delivered), (b) mailed by registered or certified mail, return receipt requested (to be effective four days after the date it is deposited in the U.S. Mail), (c) deposited with a reputable overnight courier service (to be effective two business days after the delivery to such courier service), or (d) sent by facsimile transmission (to be effective upon receipt by the sender of electronic confirmation of delivery of the facsimile), with confirmation sent by way of one of the above methods, to the party at the address given below for such party (or to such other address as such party shall designate in a writing complying with this section, delivered to the other party):

If to Rex Energy:

Rex Energy Operating Corp.

1965 Waddle Road

State College, Pennsylvania 16803

Attn: Thomas F. Shields

    Christopher K. Hulburt, Esq.

Telephone: (814) 234-4460

Facsimile:   (814) 278-7295

If to the Executive:

Jack S. Shawver

5585 N. Sugar Creek Road

Olney, Illinois 62450

Telephone: (618) 945-8600 ext. 114

17.	Consent to Jurisdiction.

Each of Rex Energy and the Executive hereby (a) consents to the jurisdiction of any United States District Court for the Western District of Pennsylvania or, if such court does not have jurisdiction over such matter, the Court of Common Pleas of the Commonwealth of Pennsylvania of Allegheny County and (b) irrevocably agrees that all actions or proceedings arising out of or relating to this Agreement shall be litigated in such court. Each of Rex Energy and the Executive accepts for itself or himself and in connection with its or his properties, generally and unconditionally, the exclusive jurisdiction and venue of the aforesaid courts and waives any defense of forum nonconvenience or any similar defense, and irrevocably agrees to be bound by any non-appealable judgment rendered thereby in connection with this Agreement.

18.	Prior Employment Agreement.

The Executive, on the one hand, and Rex Energy, on the other, each acknowledge and agree that this Agreement supersedes any and all employment agreements or employment understandings previously entered into between the Executive and ERG Illinois, Inc, including, but not limited to, that certain employment offer letter by and between the Executive and ERG Illinois, Inc. dated March 12, 2004. Upon the due execution of this Agreement by the Executive and Rex Energy, the Executive agrees that the employment offer letter by and between the Executive and ERG Illinois, Inc. dated March 12, 2004 shall terminate.

19.	Miscellaneous.

This Agreement (a) may not be amended, modified or terminated orally or by any course of conduct pursued by Rex Energy or the Executive, but may be amended, modified or terminated only by a written agreement duly executed by Rex Energy and the Executive, (b) is binding upon and inures to the benefit of Rex Energy and the Executive and each of their respective heirs, representatives, successors and assignees, except that the Executive may not assign any of his rights or obligations pursuant to this Agreement without Rex Energy’s prior written consent, (c) constitutes the entire agreement between Rex Energy and the Executive with respect to the subject matter of this Agreement, and supersedes all oral and written proposals, representations, understandings and agreements previously made or existing with respect to such subject matter, (d) may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and (e) shall be governed by, and interpreted and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to principles of conflicts of law.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

REX ENERGY OPERATING CORP.

By:	/s/ Benjamin W. Hulburt
Name:	Benjamin W. Hulburt
Title:	Chief Executive Officer

/s/ Jack S. Shawver
Jack S. Shawver